LEUTHOLD FUNDS, INC. 485BPOS

Exhibit (p)(i)

LEUTHOLD FUNDS, INC.

and

THE LEUTHOLD GROUP, LLC

(dOING BUSINESS AS LEUTHOLD WEEDEN CAPITAL MANAGEMENT)

Code of Ethics

Amended and Restated Effective as of April 1, 2020

I.	DEFINITIONS

A.	“Access Person” means any Advisory Person of the Fund Company or of the Adviser. All directors and officers of the Fund Company and the Adviser are presumed to be Access Persons regardless of whether they are Advisory Persons, and shall be treated as Access Persons for purposes of this Code unless the Board of Directors of the Fund Company, including a majority of the Disinterested Directors (as defined below), determines in writing that any such director or officer is not an Access Person because (1) such director or officer does not have functions that relate to the making of recommendations with respect to purchases or sales of Covered Securities (as defined below) by the series of the Fund Company; and (2) in connection with his or her regular functions or duties, such director or officer does not make, participate in, or obtain information regarding the purchase or sale of Covered Securities by the Fund Company, including information concerning recommendations made to the Fund Company respecting any such purchases or sales.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means The Leuthold Group, LLC, doing business as Leuthold Weeden Capital Management.

D.	“Advisory Person” means: (i) any director, officer or employee of the Fund Company or the Adviser or of any company in a control relationship to the Fund Company or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund Company or the Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds. Advisory Person also includes: (a) any other employee designated by the Chief Compliance Officer as an Advisory Person under this Code; and (b) any consultant, temporary employee, intern or independent contractor (or similar person) engaged by the Fund Company or the Adviser designated as such by the Chief Compliance Officer as a result of such person’s access to information about the purchase or sale of Covered Securities by the Funds.

E.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

F.	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

G.	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of such Act and the rules and regulations promulgated thereunder.

H.	“Board of Directors” shall mean the directors of the Fund Company.

I.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

J.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end registered investment companies (provided that shares of exchange traded funds purchased or sold in the secondary market are Covered Securities for purposes of this Code).

(iv)	Cryptocurrencies, which, due to their particular characteristics, are not a “security”.

K.	“Cryptocurrencies” means a digital asset in which encryption techniques are used to regulate the generation of units and to verify the transfer of funds, generally operating independently of a sovereign central bank. Cryptocurrencies may also be referred to as “Digital Assets” or “Crypto-Assets”.

L.	“Disinterested Director” means a director of the Fund Company who is not an “interested person” of the Fund Company within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

M.	“Fund” means the Mutual Fund, Private Fund, Exchange Traded Fund or any other client managed by the Adviser.

N.	“Funds” means, collectively, the Mutual Fund, the Private Fund, the Exchange Traded Fund, and any other client account managed by the Adviser.

O.	“Fund Company” means Leuthold Funds, Inc. and its series of Leuthold Funds, Inc.

P.	“Independent Manager” means a managing member of the Adviser who is not involved in the day-to-day management of the Adviser’s investment advisory business, does not have access to the Adviser’s trading in Covered Securities, and has been designated by the Adviser as an Independent Manager.

Q.	“Initial Coin Offering” means an offering, generally by a virtual organization, its associated individuals or entities, made using distributed ledger technology to facilitate the offer and sale of Tokens to investors or speculators in exchange for legal tender or other Cryptocurrencies, which represents an offering of “securities” under the Securities Act of 1933, as amended (the “Securities Act”).

R.	“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

S.	“Investment Personnel” means: (i) any employee of the Fund Company or the Adviser or of any company in a control relationship to the Fund Company or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and (ii) any natural person who controls the Fund Company or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

T.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504 or Rule 506 thereunder.

U.	“Managing Members” shall mean the Managing Members of the Adviser.

V.	“Private Fund” means any private fund managed by the Adviser.

W.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

X.	“Reportable Security” includes Covered Securities and the series of the Fund Company.

Y.	“Token” means a type of digital asset that may or may not be a Cryptocurrency, and which is generally offered through an Initial Coin Offering.

II.	APPROVAL OF CODE OF ETHICS

A.	The Board of Directors, including a majority of the Disinterested Directors, and the Managing Members shall approve this Code of Ethics and any material changes thereto within six months of such change. Additionally, the Board of Directors, including a majority of the Disinterested Directors, shall approve the code of ethics of the Adviser, and shall approve any material changes to the Adviser’s code of ethics within six months of such change. Prior to approving this Code of Ethics or the Adviser’s code of ethics and any material changes thereto, the Board of Directors and the Managing Members must determine that this Code of Ethics or the Adviser’s code of ethics contains provisions reasonably necessary to prevent Access Persons from violating, as applicable, Rule 17j-1(b) of the Act and Rule 204A-1 of the Investment Advisers Act of 1940, as amended, and the Board of Directors shall receive a certification from the Fund Company or Adviser, as applicable, that it has adopted such procedures as are reasonably necessary to prevent Access Persons of the Adviser from violating this Code of Ethics or the Adviser’s code of ethics, as applicable.

B.	No less frequently than annually, the President of the Fund Company and the Chief Compliance Officer of the Adviser shall furnish a report to the Board of Directors and the Managing Members:

(i)	Describing any issues arising under the Code of Ethics or the Adviser’s code of ethics, as applicable, since the last report to the Board of Directors and the Managing Members, including, but not limited to, information about material violations of the applicable code of ethics or procedures and sanctions imposed, if any, in response to such material violations. Such report shall also include a list of Access Persons under the applicable code of ethics and copies of the reports required by Section IV.B. and Section V.

(ii)	Certifying that the Fund Company and the Adviser have adopted such procedures as are reasonably necessary to prevent Access Persons from violating the applicable code of ethics.

C.	This Code of Ethics, the certifications required by Sections II.A. and II.B.(ii), and the reports required by Sections II.B.(i) and Section V shall be maintained by the Fund Company’s President and the Adviser’s Chief Compliance Officer, or their designee, in accordance with the recordkeeping requirements of Section VII.

III.	EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply (except as expressly otherwise provided) to:

A.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

B.	Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Fund; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

C.	Purchases or sales which are non-volitional on the part of either the Access Person or the Funds.

D.	Purchases which are part of an Automatic Investment Plan.

E.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

F.	Purchases or sales which receive the prior approval of the Fund Company or the Adviser because they are only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

IV.	PROHIBITED PURCHASES AND SALES

A.	Except in a transaction exempted by Section III.A and III.C-E of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by a Fund or is being purchased or sold by a Fund. All Access Persons (other than Disinterested Directors and Independent Managers) shall comply with the Personal Trading Policy contained in Exhibit A of the Code of Ethics.

B.	Except in a transaction exempted by Section III.A and III.C-E of this Code of Ethics, Investment Personnel must obtain approval from the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee, before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. Prior approval shall not be given if the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee, believes that the investment opportunity should be reserved for a Fund or is being offered to the individual by reason of his or her position with the Fund Company or the Adviser. Investment Personnel may not invest in Initial Public Offerings. The Fund Company’s President or the Adviser’s Chief Compliance Officer, as the case may be, shall prepare a report of each Limited Offering approved, which report shall identify (1) the individual acquiring the security; (2) the security being acquired; (3) the nature of the acquisition transaction; (4) the basis for determining that the investment opportunity should not be reserved for the Fund; and (5) the basis for determining the investment opportunity is not being offered to the individual by reason of his or her position with the Fund.

C.	Except in a transaction exempted by Section III.A and III.C-E of this Code of Ethics, no Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which a Fund or the Adviser has a pending “buy” or “sell” order in the same security until that order is executed or withdrawn. All Access Persons (other than a Disinterested Director or Independent Manager) shall comply with the Personal Trading Policy contained in Exhibit A of the Code of Ethics. Notwithstanding the foregoing, a Disinterested Director and an Independent Manager is not subject to this prohibition unless he or she knows or should have known at the time of such purchase or sale that a Fund or the Adviser has such a pending “buy” or “sell” order in the same security.

D.	Investment Personnel shall not give or receive any gift or other thing of more than de minimis value to or from any person or entity that does business with or on behalf of a Fund or the Adviser. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis. Additionally, the gift or receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value.

E.	Except for service which began prior to October 30, 1995, Investment Personnel shall not serve on the board of directors of publicly traded companies absent prior authorization of the Board of Directors or the Managing Members. The Board of Directors or the Managing Members may so authorize such board service only if they determine that such board service is consistent with the interests of the Fund Company and its shareholders and the Adviser.

F.	No Access Person may acquire, directly or indirectly, any beneficial ownership in Tokens offered through an Initial Coin Offering without prior written approval in writing from the Compliance Officer. Similarly, Access Persons may not dispose, directly or indirectly, of any Tokens offered through an Initial Coin Offering without the prior written approval in writing from the CCO.

G.	Approval is not required to trade in Cryptocurrencies. However, Access Persons must obtain pre-approval for all Initial Coin Offerings in which they wish to invest.

V.	REPORTING AND COMPLIANCE PROCEDURES

A.	Except as provided in Section V.B. and Section V.C. of this Code of Ethics, every Access Person shall report to the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee, the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee.

B.	(i)	A Disinterested Director of the Fund Company need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested Director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund Company, should have known that, during the 15-day period immediately preceding or following the date of the transaction by the Disinterested Director, such Covered Security was purchased or sold by the Fund Company or was being considered by the Fund Company for purchase or sale by the Fund Company. A Disinterested Director of the Fund Company need not report transactions in shares of the Fund Company pursuant to Section V.D. of this Code of Ethics.

(ii)	An Independent Manager need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Independent Manager, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as an Independent Manager, should have known that, during the 15-day period immediately preceding or following the date of the transaction by the Independent Manager, such Covered Security was purchased or sold by a Fund or was being considered by a Fund for purchase or sale.

(iii)	An Access Person need not make a report with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control, or with respect to transactions effected pursuant to an Automatic Investment Plan.

(iv)	An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee, with respect to the Access Person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Fund Company or the Adviser. Every Access Person, except a Disinterested Director or an Independent Manager, shall direct their brokers to supply to the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee, on a timely basis, duplicate copies of all month-end account statements reflecting all personal securities transactions for all securities accounts.

C.	Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

(i)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

This report can come in the form of a provider statement with a certification by the Access Person.

D.	Every Access Person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

(i)	With respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect beneficial ownership:

(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Reportable Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the Access Person.

(ii)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

These reports can come in the form of a provider statement with a certification by the Access Person.

E.	Every Access Person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

(i)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

This report can come in the form of a provider statement with a certification by the Access Person.

F.	Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.	The Fund Company’s President and the Adviser’s Chief Compliance Officer, or their designee, shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. All reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics by a person responsible for reviewing reports pursuant to this Section V.G. shall be reviewed by a person other than the person filing the reports. The Fund Company’s President and the Adviser’s Chief Compliance Officer, or their designee, shall identify all Access Persons who are required to file reports pursuant to this Section V of this Code of Ethics and inform such Access Persons of their reporting obligation.

H.	Each year Access Persons shall certify to the Fund Company and the Adviser that (i) they have read and understand this Code of Ethics and recognize that they are subject thereto, and (ii) they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

I.	Compliance with this Code of Ethics does not relieve Access Persons of their obligations under any other code of ethics.

VI.	STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.	All Access Persons must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments. Consistent with their fiduciary responsibilities to the Funds, all Access Persons must place the interests of the Funds before their own personal interests.

B.	All Access Persons must promptly report any violations of this Code of Ethics to the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee.

C.	The Fund Company’s President and/or the Adviser’s Chief Compliance Officer, or their designee, must ensure that each Access Person is provided with a copy of this Code of Ethics and any amendments and receive from each Access Person an acknowledgement of receipt of this Code of Ethics.

VII.	RECORDS

The Funds shall maintain records in the manner and to the extent set forth below, under the conditions described in Rule 17j-1(f) under the Act, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

A.	A copy of this Code of Ethics and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

B.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

C.	A copy of each report made pursuant to this Code of Ethics by an Access Person, including any information provided in lieu of reports, shall be preserved by the Funds for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

D.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

E.	A copy of each report to the Board of Directors shall be preserved by the Funds for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

F.	The Funds shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section IV.B of this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

VIII.	INSIDER TRADING POLICY

All Access Persons (other than Disinterested Directors and Independent Managers) shall comply with the Personal Trading Policy contained in Exhibit A of the Code of Ethics. All Access Person shall comply with the following:

A.	The Fund Company and the Adviser prohibit their directors, officers and employees from trading, either personally or on behalf of the Funds, on material non-public information or communicating material non-public information to others in violation of the law. In addition, communication of inside information (“tipping”) to a third party, where improper trading can be anticipated, is also strictly prohibited. This conduct is frequently referred to as “insider trading.”

B.	In addition to applying to the directors, trustees, officers and employees of the Fund Company and the Adviser, this policy also applies to their respective spouses, children, relatives sharing a home with them and certain trusts, partnerships and corporations affiliated with them.

C.	Insider trading laws are continuously changing. In the event an individual has any hesitation about whether or not something may be considered insider trading, such individual should immediately discuss the matter with the Chief Compliance Officer of the Fund Company or the Adviser. Seeking guidance if there is even the slightest hesitation is likely to prevent disciplinary action or complex legal problems.

IX.	OUTSIDE BUSINESS ACTIVITIES

Access Persons and Investment Personnel must receive approval from the Chief Compliance Officer prior to engaging in any “outside business activity.” An outside business activity for purposes of this Code refers to (1) any business or other activity outside the scope of such person’s position with the Fund Company or the Adviser for which compensation is received; or (2) any activity involving investment advice or other securities-related functions whether or not compensated for any person or entity, other than a family member (or any trust or other investment vehicle established and controlled by any such person). Outside business activities may include the following: (a) teaching; (b) consulting; (c) business association with any person not associated with the Fund Company or the Adviser; (d) service on the board of directors or as trustee of any organization; (e) professional practices; and (f) presentations at seminars and conferences. Any such request will be reviewed for potential conflicts of interest and such activity may be approved, restricted or disapproved. Such analysis will take into account existing business relationships. Compensation received by Access Persons or Investment Personnel for certain types of outside business activities may be required to be paid to the Fund Company or the Adviser, as determined by the Chief Compliance Officer.

X.	WHISTLEBLOWER PROTECTIONS

For the avoidance of doubt, nothing in this Code of Ethics is designed to prevent or impede any Advisory Person, Access Person or Investment Personnel from acting in accordance with applicable federal or state whistleblower statutes, including but not limited to Section 21F(h)(1) of the Exchange Act and Rules 21F-2 and 21F-17 thereunder. Furthermore, it is the Fund Company’s and the Adviser’s policy that no employee who submits a complaint made in good faith or reports a violation to a regulatory or law enforcement authority will experience retaliation or any penalty whatsoever. Any employee who believes he or she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO, other senior management in the event the concern pertains to the CCO, or the relevant regulatory or law enforcement authority.

XI.	SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors or the Managing Members, as applicable, may impose such sanctions as they deem appropriate, including inter alia, issuing a letter of censure, or suspension or termination of employment.

EXHIBIT A

Personal Trading Policy

Effective April 1, 2020, the Fund Company’s President and the Adviser’s Chief Compliance Officer have updated the Personal Trading Policy that allows Access Persons to trade in their personal accounts. As always, it is the Adviser’s intention to place Fund interests first and eliminate any personal trading issues that could hinder the investment process or harm the reputation of the Fund Company or the Adviser. Terms not defined within this Personal Trading Policy will have the same meaning as in the Code of Ethics.

The trading policy revolves around four key concepts:

1.	Written pre-approval of specific transactions.

2.	Prohibited transactions.

3.	Trading blackout period.

4.	Holding periods for specific assets.

1.	Pre-Approval of Specific Transactions

The following transactions must be approved by the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee, prior to the trade:

•	All equity security transactions (with the exception of scheduled recurring purchases under a dividend reinvestment program).

•	Exchange-traded fund transactions.

•	All Fund transactions (with the exception of recurring Automatic Investment Plans or scheduled purchases within The Leuthold Group, Inc. Retirement Plan or any other Leuthold Group benefit plan).

•	Options on equities.

•	Options on ETFs.

•	Any private placements, including limited partnerships and limited liability company memberships.

2.	Prohibited Transactions

•	Equity securities or options on equity securities held by a Fund.

•	Equity securities or options on equity securities within an industry group currently ranked “Attractive” by the Fund Company and/or the Adviser.

•	Trading more than two security names, or options on two security names, in an industry group within 30 days.

•	Trading fixed income securities with a Fund trade of the same CUSIP pending or executing the same day.

•	Equities identified by the Vulnerability/Opportunity Index (“VI score”) as eligible in the AdvantHedge and Select Equities portfolios (the top and bottom 150 securities in the Index). Under certain circumstances, stocks with a VI score that falls in the bottom 150 securities may be traded provided the securities are not prohibited for other reasons.

Exhibit A-1

•	Equity securities identified by the Undervalued and Unloved screen of the Adviser.

•	Equity securities identified by other quantitative screens that are being employed within Fund portfolios.

•	Initial public offerings.

3.	Blackout Period

Personal trading of any equities, fixed income securities or Fund Company products (with the exception of a Private Fund) is prohibited for the period three trading days prior to the Strategy Meeting through the date of the Strategy Meeting. For example, if the Strategy Meeting is scheduled for 4/28, the blackout period would be from 4/25 through 4/28. The blackout period will be announced by the Fund Company’s President and the Adviser’s Chief Compliance Officer, or their designee, each month once the Strategy Meeting is scheduled.

4.	Holding Periods

The following holding periods will apply:

•	Long equity positions need to be held a minimum of thirty (30) calendar days. Short equity positions need to be held a minimum of thirty (30) calendar days.

•	Exchange-traded fund positions need to be held a minimum of thirty (30) calendar days.

•	Shares of the Fund Company need to be held a minimum of thirty (30) calendar days.

•	If an Access Person holds an equity security that is also held within a Fund, the Access Person will not be able to sell the security until five trading days after the position is sold from the Fund portfolio.

Any deviation from the above Holding Periods policies requires written approval from the Fund Company’s President or the Adviser’s Chief Compliance Officer, or their designee.

Any violations of the Personal Trading Policy may result in the following consequences:

•	The trade may be “busted”. If busted, the Access Person would forfeit any profit or incur any loss from the transaction.

•	The Access Person may have their personal trading privileges suspended, or may lose their personal trading privileges entirely.

•	Monetary fines may be imposed, the amount of which would depend upon the severity of the violation.

Exhibit A-2

A summary of the Personal Trading Policy is as follows:

Security Type	Compliance Pre-Approval	Prohibited Transactions	Blackout Period	Holding Period
Equities	Required

☐      Trading security held in client portfolio

☐      Buying security in attractive group

☐      Trading more than two names in an Industry Group within 30 days

☐      Securities identified in quantitative screens employed within client portfolios (V/O index, U&U screen, other screens)

			Applies	30 Calendar Days*
Exchange-Traded Funds (ETFs)	Required	None	Applies	30 Calendar Days
Fixed Income	Not Required	Trading same CUSIP pending or executing in client portfolio that day	Applies	None
Futures	Not Required	None	Doesn’t Apply	None
Initial Public Offerings (IPOs)	IPOs Not Allowed	IPOs Not Allowed	IPOs Not Allowed	IPOs Not Allowed
Leuthold Funds	Required	None	Applies	30 Calendar Days
Non-Leuthold Mutual Funds	Not Required	None	Doesn’t Apply	None
Options on Equities	Required

☐     Trading option on a security held in client portfolio

☐     Trading option on a security in attractive group

☐      Trading options on more than two names in an Industry Group within 30 days

☐      Trading options on securities identified in quantitative screens employed within client portfolios (V/O index, U&U screen, other screens)

			Applies	None
Options on ETFs	Required	None	Applies	None
Private Placements	Required	None	Doesn’t Apply	None

*If security is held in a client portfolio, cannot sell until five trading days after the position is sold from the client portfolio.

Exhibit A-3